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Exhibit 99.1                                                          LETTERHEAD
                                                                    NEWS RELEASE


Contact:                                                   For Immediate Release
James B. Jaqua                                                     March 1, 2002
(909) 784-5771 Ext. 101


                                  HEMET BANCORP
                       ANNOUNCES ITS INTENTION TO QUALIFY
                        HEMET BANCORP AS AN S CORPORATION

RIVERSIDE, Calif. (March 1, 2002)-Hemet Bancorp (OTCBB: HMET) announced today its intention to qualify Hemet Bancorp to become an S corporation for income tax purposes. As an S corporation, substantially all of Hemet Bancorp's tax liability would be assumed by its shareholders, thus eliminating the double-taxation of dividends. For Hemet Bancorp to meet the Internal Revenue Service eligibility requirements to become an S corporation, it will need to reduce the number of its shareholders to no more than 75, from its current number of approximately 400. Reducing the number of shareholders will involve the merger of Hemet Bancorp with Hemet Financial Group, a corporation soon to be formed. Immediately prior to the merger of Hemet Financial Group and Hemet Bancorp, certain shareholders of Hemet Bancorp will exchange their shares of Hemet Bancorp common stock for an equivalent number of shares of common stock of Hemet Financial Group. It is proposed that Hemet Financial Group will have as its shareholders those shareholders of Hemet Bancorp, including directors and officers of Hemet Bancorp and The Bank of Hemet, whose form of ownership is eligible to be a shareholder of an S corporation and who currently are among the 74 largest shareholders of Hemet Bancorp.

The selection of such eligible shareholders will be made based on the shareholder records maintained by Hemet Bancorp. Only those Hemet Bancorp shareholders who provide a written commitment to maintaining their eligibility to be a shareholder of Hemet Financial Group will be included in the exchange and the proposed merger of Hemet Bancorp with Hemet Financial Group. All of the remaining shareholders of Hemet Bancorp will be cashed out in the proposed merger. Hemet Bancorp will base the cash out price for Hemet Bancorp common stock upon an appraisal and an independent fairness opinion report obtained from its investment banking firm. The proposed merger will be contingent upon Hemet Financial Group owning in excess of 90% of the outstanding shares of Hemet Bancorp prior to the merger and the receipt by Hemet Financial Group of the necessary regulatory approvals of the Federal Reserve Board and the California Department of Financial Institutions. Hemet Bancorp's shareholder records as of December 31, 2001 indicate that the 74 largest shareholders currently own approximately 90% of the outstanding shares of common stock, with the remaining 10% of outstanding shares owned by approximately 325 other shareholders.



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Shareholders who think they may qualify as a proposed shareholder of Hemet
Financial Group should contact Jim Jaqua at (909) 784-5771, Extension 101, for further information.

In the event that any of the proposed shareholders of Hemet Financial Group prove to be ineligible to become an S corporation shareholder, certain eligible shareholders, including officers and directors of Hemet Bancorp may be purchasing additional shares of Hemet Bancorp common stock in the open market and in private transactions prior to the proposed merger to insure that the aggregate ownership of the proposed shareholders of Hemet Financial Group will be in excess of 90%. It is expected that the proposed merger will occur in late 2002.

Hemet Bancorp, a one-Bank Holding Company, was incorporated in January 2001 in the State of California for the purpose of acquiring and holding all of the outstanding stock of its wholly-owned subsidiary, The Bank of Hemet. Hemet Bancorp acquired all of the outstanding stock of The Bank of Hemet on November 21, 2001. The Bank of Hemet was incorporated in the State of California in 1974 and operates five branches in communities located in the Inland Empire areas of Southern California.


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